EXHIBIT 10.1

AMENDMENT NO. 1

TO

CONCENTRA INC.

SIX MONTH OPTION AWARD AGREEMENT

Optionee: Norman C. Payson, M.D.

Reference is made to the Six Month Option Award Agreement (the “Agreement”) and the Chairman’s Agreement (the “Chairman’s Agreement”), each dated as of November 28, 2005, between Concentra Inc., a Delaware corporation (the “Company”), and Norman C. Payson, M.D. (“Payson”). Capitalized terms used herein which are not defined herein shall have the meanings ascribed to such terms in the Agreement.

For good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Payson agree that (1) Section 2(b) of the Agreement shall be amended and restated in its entirety to read as follows:

“(b) Your right to exercise the Options (and to purchase the Option Shares) shall expire and terminate in all events at the close of business on the earlier of (1) the 30th day following your receipt of written notice to such effect from the Company, provided that in no event shall such notice be given prior to August 1, 2006, and (2) December 29, 2006.”

and (2) the phrase “at any time during the six month period following the Effective Date,” contained in Section 2(b) of Exhibit A of the Chairman’s Agreement, shall be deleted and replaced by the phrase “at any time prior to its expiration and termination, as set forth in the Option Award Agreement applicable to the Purchase Option,”.

The parties further agree that all references to the Agreement shall hereafter refer to the Agreement, as amended hereby. Except as amended hereby, the Agreement shall remain in full force and effect.

Dated: May 26, 2006

CONCENTRA INC.

By:	/s/ Richard A. Parr II
Name:	Richard A. Parr II
Title:	Executive Vice President, General Counsel & Corporate Secretary

Accepted and agreed to:

/s/ Norman C. Payson, M.D.
Norman C. Payson, M.D.